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EXHIBIT 99.1
                                 PRESS RELEASE

FEMONE ANNOUNCES 2004 EARNINGS RESULTS, INCREASED GROSS PROFITS OF 99%

CARLSBAD, Calif., April 4, 2004 -- FemOne, Inc., (OTCBB: FEMO) , (the "Company"), reported 2004 year end consolidated net sales of $1,917,542, an increase of 89% from the prior year. Sales from its BIOPRO Technology division, launched in early 2004, represented 70% total consolidated sales for 2004.

The gross profits in 2004 increased to $1,350,653, an increase of 99% over gross profits of $680,326 in 2003.

Consolidated net loss attributable to common stockholders for the year ended December 31, 2004 was $3,138,728, or $0.11 per share, compared to net loss of $1,403,340, or $0.08 per share a year ago. The increase in net loss in 2004 was directly attributable to an increase in expenses associated with the Company's operations and efforts to continue its business growth.

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Operating expenses for the year ended 2004 were $3,529,602 compared to
$2,000,590 in 2003. The increase in operating expenses is due to increased commission expense on increased sales; as well as increased expenses attributable to being a publicly-reporting company.

Included in the Company's consolidated results for 2004 are revenues and expenses from its two controlled subsidiaries, BIOPRO Australasia Pty, Ltd, operating the Company's direct sales division in Australia and New Zealand, and SRA Marketing, Inc., its subsidiary for the Direct Response Shopping network. Each of these subsidiaries began their operations in the fourth quarter of 2004, and their revenues represented approximately 14% and 11%, respectively, of 2004 revenues.

Commenting on the 2004 results, Ray W. Grimm, Jr., FemOne's chief executive officer states: "We are very pleased to report to our shareholders the 99% increase in Gross Profits and the success of our BIOPRO Technology division with 70% of our sales coming from that division. We are also pleased in our growth as an international company by expanding our operations to Australia and New Zealand. Our efforts with SRA Marketing are equally exciting, since we get to explore tremendous opportunities in marketing our personal care product lines through the powerful direct response TV shopping channel."

The information contained in this press release should be read in connection with the Company's Annual Report on Form 10-KSB for the year ended December 31, 2004, containing the Report from the Company's Independent Registered Public Accounting Firm that includes a qualification as to the Company's ability to continue as a going concern, as well as other information necessary for an understanding of the Company.

About FemOne, Inc.

FemOne, Inc. (BULLETIN BOARD: FEMO) , based in Carlsbad, California is sales and marketing company with distribution in the United States, Canada, Australia and New Zealand. More information about FemOne and its products can be found on the company's web sites at www.femone.com or www.bioprotechnology.com, by e-mail at FEMOIR@femone.com or by calling FemOne Inc. at (760) 448-2498.

Any statements made in this press release which are not historical facts contain certain forward-looking statements, as such term is defined in the Private Litigation Reform Act of 1995, concerning potential developments affecting the business, prospects, financial condition and other aspects of the company to which this release pertains. The actual results of the specific items described in this release, and the company's operations generally, may differ materially from what is projected in such forward-looking statements. Although such statements are based upon the best judgments of management of the company as of the date of this release, significant deviations in magnitude, timing and other factors may result from business risks and uncertainties including, without limitation, the company's dependence on third parties, general market and economic conditions, technical factors, the availability of outside capital, receipt of revenues and other factors, many of which are beyond the control of the company. The company disclaims any obligation to update information contained in any forward-looking statement.

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These forward looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievement expressed or implied by such forward looking statements. In some cases, you can identify forward looking statements by terminology such as "may," "will," "should," "could," "intend," "expects," "plan," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms or other comparable terminology. Although we believe that the expectations reflected in the forward looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements.

                                  FemOne, Inc.
                   Summary Consolidated Financial Information


                                                      For the years ended
                                                          December 31,
Statement of Operations Data:                        2004               2003
REVENUES
  Sales                                        $  1,917,542        $  1,016,208
  Cost of Sales                                     566,889             335,882
Gross Profit                                      1,350,653             680,326

EXPENSES
  Order fulfillment costs                         1,064,168             551,548
  Sales and marketing                               790,953             706,351
  General and administrative                      1,674,481             742,691
  LOSS FROM OPERATIONS                           (3,529,602)         (2,000,590)
  OTHER INCOME (EXPENSES), net                     (921,156)            (83,076)
  LOSS BEFORE MINORITY INTEREST                  (3,100,105)         (1,403,340)

MINORITY INTEREST IN SUBSIDIARY                      38,623                  --

NET LOSS                                       $(3,138,728)        $ (1,403,340)
NET LOSS PER COMMON
  SHARE -- Basic and Diluted                   $     (0.11)        $      (0.08)
WEIGHTED AVERAGE NUMBER OF
  COMMON SHARES OUTSTANDING
  -- Basic and Diluted                           29,320,391          17,375,905

Balance Sheet Data:                                    As of December 31,
                                                    2004                2003

Cash                                           $    720,468        $      1,820
Accounts receivable                            $    261,888        $     10,687
Inventory                                      $    370,958        $    406,138
Intangible assets, net                         $    239,457        $    215,368
Net working capital (deficit)                  $    882,613        $   (244,730)
Total assets                                   $  2,309,186        $    705,372
  Accounts payable and accrued liabilities     $    643,959        $    312,975
Deferred Compensation                          $     76,011        $    279,584
 Convertible notes payable, net                $    473,336        $         --
 Notes payable - related parties               $    735,553        $    441,419
 Total liabilities                             $  1,972,382        $  1,033,978
 Total stockholders equity                     $   (336,934)       $   (328,606)